Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-248893) pertaining to the 2020 Long-Term Incentive Plan of StepStone Group Inc. of our report dated June 23, 2021, with respect to the consolidated financial statements of StepStone Group Inc. included in this Annual Report (Form 10-K) for the year ended March 31, 2021.
/s/ Ernst & Young LLP
New York, New York
June 23, 2021